As filed with the Securities and Exchange Commission on May 22, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PAIN THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	91-1911336
(State of incorporation)	(I.R.S. Employer Identification No.)

416 Browning Avenue

South San Francisco, CA 94080

(650) 624-8200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1998 STOCK PLAN

(Full title of the plan)

PETER S. RODDY

Vice President and Chief Financial Officer

Pain Therapeutics, Inc.

416 Browning Way

South San Francisco, CA 94080

(650) 624-8200

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters

Gavin McCraley

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	2,500,000	$8.26	$20,650,000	$2,209.55

(1)	Represents an additional 2,500,000 shares of Common Stock available for issuance under the Registrant’s 1998 Stock Plan, as a result of provisions in the Registrant’s 1998 Stock Plan that allow automatic annual increases of Common Stock available for issuance under such plan.
(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. No options have been granted with respect to such shares. The computation is based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market System on May 18, 2006.

Statement Under General Instruction E

Registration of Additional Securities

Unless as noted herein, the contents of the Registrant’s Form S-8 Registration Statement (File No. 333-41660) are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information Incorporated by Reference.

The following documents and information previously filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)	the Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2005;

(b)	the Registrant’s Definitive Proxy Statement filed on April 20, 2006;

(c)	the Registrant’s Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2006;

(d)	the Registrant’s Current Reports on Forms 8-K filed on January 17, 2006 and May 4, 2006; and

(e)	the description of the Common Stock of the Registrant that is contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 on March 14, 2000.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 5. Interests of Named Experts and Counsel.

Michael J. O’Donnell of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is a Director and Secretary of the Registrant. Wilson Sonsini Goodrich & Rosati is corporate counsel to the Registrant. Individual members and persons associated with Wilson Sonsini Goodrich & Rosati beneficially own an aggregate of approximately 64,714 shares of the Registrant’s common stock and have been granted options to purchase an aggregate of approximately 155,000 shares of the Registrant’s common stock.

Item 8. Exhibits.

Exhibit Number	Document
4.1(1)	Specimen Common Stock Certificate.

4.2(2)	Preferred Stock Rights Agreement, dated as of April 28, 2005, Registrant the Company and Mellon Investor Services LLC, including the Certificate of Designation, the form of Rights Certificate and Summary of Rights attached thereto as Exhibits A, B and C, respectively.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.2(3)	1998 Stock Plan and form of agreements thereunder.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page 7).

(1)	Incorporated by reference from exhibits to our report on Form 10-Q for the period ending March 31, 2005.
(2)	Incorporated by reference from exhibits to our report on Form 8-K as filed with the Securities and Exchange Commission on May 3, 2005.
(3)	Incorporated by reference from our registration statement on Form S-1, registration number 333-32370, declared effective by the Securities and Exchange Commission on July 13, 2000.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employees benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Pain Therapeutics, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 22nd day of May, 2006.

PAIN THERAPEUTICS, INC.

By:	/s/ Peter S. Roddy
Peter S. Roddy
Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints Peter S. Roddy his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Remi Barbier Remi Barbier	President, Chief Executive Officer and Director (Principle Executive Officer)	May 22, 2006

/s/ Peter S. Roddy Peter S. Roddy	Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	May 22, 2006

/s/ Nadav Friedmann, M.D., Ph.D. Nadav Friedmann, M.D., Ph.D.	Director	May 22, 2006

/s/ Robert Z. Gussin, Ph.D. Robert Z. Gussin, Ph.D.	Director	May 22, 2006

/s/ Vernon R. Loucks, Jr. Vernon R. Loucks, Jr.	Director	May 22, 2006

/s/ Michael J. O’Donnell Michael J. O’Donnell	Director	May 22, 2006

/s/ Sanford R. Robertson Sanford R. Robertson	Director	May 22, 2006

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document

4.1(1)	Specimen Common Stock Certificate.

4.2(2)	Preferred Stock Rights Agreement, dated as of April 28, 2005, Registrant the Company and Mellon Investor Services LLC, including the Certificate of Designation, the form of Rights Certificate and Summary of Rights attached thereto as Exhibits A, B and C, respectively.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.2(3)	1998 Stock Plan and form of agreements thereunder.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page 7).

(1)	Incorporated by reference from exhibits to our report on Form 10-Q for the period ending March 31, 2005.
(2)	Incorporated by reference from exhibits to our report on Form 8-K as filed with the Securities and Exchange Commission on May 3, 2005.
(3)	Incorporated by reference from our registration statement on Form S-1, registration number 333-32370, declared effective by the Securities and Exchange Commission on July 13, 2000.